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                                                                    EXHIBIT 99.1


SIMULATIONS PLUS
Integrating Science and Software

For Further Information:
SIMULATIONS PLUS, INC.
1220 W. Avenue J
Lancaster, CA 93534-2902
661.723.7723
www.simulations-plus.com

CONTACT:
Investor Relations
Ms. Renee Bouche
Simulations Plus, Inc.
661.723.7723
info@simulations-plus.com

For Immediate Release:

December 27, 2005

            SIMULATIONS PLUS RENEWS IMPORTANT GLOBAL SOFTWARE LICENSE

         LARGE CUSTOMER RENEWS ANNUAL GLOBAL LICENSE FOR GASTROPLUS(TM)

         LANCASTER, CA, DECEMBER 27, 2005 - Simulations Plus, Inc. (AMEX: SLP), a leading provider of ADMET absorption simulation and structure-to-property prediction software for pharmaceutical discovery and development, announced that it has received a purchase order from a very large pharmaceutical company for the renewal of a global license for a specified number of users at six sites in the U.S., Europe, and Japan.

         Ron Creeley, vice president of marketing and sales of Simulations Plus, said: "This renewal is not one of the multi-year licenses that expire this fiscal year, but at a value of hundreds of thousands of dollars to one of the top three pharmaceutical companies in the world, it is a significant renewal sale. Last year, this customer's order came in our first fiscal quarter but was timed to expire at the end of the calendar year. Now, we have received the renewal for the coming calendar year. This order covers only our GastroPlus software and extension modules, including our newly released PBPKPlus Module, for a specific number of users. Interest in our GastroPlus products continues to grow among this client's scientists. We expect demand for additional GastroPlus licenses to grow. In addition, we anticipate licensing our new DDDPlus software at several of this customer's research sites this calendar year and look forward to presenting our new ClassPharmer(TM) product line to the client's research chemists beginning in February."

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ABOUT SIMULATIONS PLUS, INC.
Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. The Company has two other businesses, Words+, Inc. and FutureLab(TM), which are based on its proprietary software technologies. Simulations Plus, Inc., is headquartered in Southern California. For more information, visit our Web site at www.simulations-plus.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of the Company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: actual acceptance and licensing of the PBPKPlus Module, the ability of the Company to maintain its competitive advantage, the general economics of the pharmaceutical and assistive technology industries, the ability of the Company to attract and retain sufficient scientific and technical staff to sustain its R&D and customer support functions, the continued high renewal rate for the Company's software licenses, and a sustainable market. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission.


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